                                                                   EXHIBIT 10.26

                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is made as of this 16th day of November, 1998, by and between UNIVERSAL ACCESS, INC., an Illinois corporation (the "COMPANY"), and Mark Dickey (the "EMPLOYEE").

                                    RECITALS:

        A. The Company is in the telecommunications business.

        B. The Company desires to employ the Employee and Employee desires to be employed by the Company as its Senior Vice President of Sales and Marketing, subject to the terms, conditions and covenants hereinafter set forth.

        C. As a condition of the Company employing the Employee, and to the Company's agreement to grant stock options to the Employee pursuant to the Company's stock option plan, Employee has agreed not to divulge to the public the Company's confidential information, not to solicit the Company's vendors, customers or employees and not to compete with the Company, all upon the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the foregoing and the agreements, covenants and conditions set forth herein, the Employee and the Company hereby agree as follows:

                                    ARTICLE I

                                   EMPLOYMENT

        1.1 Employment. The Company hereby employs, engages and hires Employee, and Employee hereby accepts employment, upon the terms and conditions set forth in this Agreement. The Employee shall serve as the Senior Vice President of Sales and Marketing of the Company. The Employee shall have and fully perform the duties and responsibilities required for such job title and position and to perform such additional services and discharge such other responsibilities as may be, from time to time, assigned or delegated by the Company.

        1.2 Activities and Duties During Employment. Employee represents and warrants to the Company that Employee is free to accept employment with the Company and that Employee has no prior or other commitments or obligations of any kind to anyone else which would hinder or interfere with the performance of this Agreement.

        Employee accepts the employment described in Article I of this Agreement and agrees to devote his or her full time and efforts to the faithful and diligent performance of the services described herein, including the performance of such other services and responsibilities as the Company may, from time to time, stipulate. Without limiting the generality of the foregoing, Employee shall devote not less than five (5) days per week to this employment, and shall be present on the Company premises or actively engaged in service to or on behalf of the Company during normal business hours Monday through Friday, excluding periods of vacation and sick leave. Employee further agrees that his marketing plan for 1999 is as set forth in Exhibit 1 to Exhibit A, the terms of which are incorporated by reference herein.


                                   ARTICLE II

                                      TERM

        2.1 Term. The term of employment under this Agreement shall be one (1) year (the "Initial Term"), commencing on the date of the Agreement. This Agreement shall automatically renew for successive one year terms thereafter (each a "Renewal Term") unless either party delivers notice of termination to the other party not less than fifteen (15) days prior to the end of the Initial Term or Renewal Term in question. The Initial Term and any Renewal Terms shall herein be referred to as the "Employment Term".

        2.2 Termination. The Employment Term and employment of Employee may be terminated as follows:

        (a) By the Company immediately for "Cause." For the purpose of this Agreement, "Cause" shall mean (i) conduct amounting to fraud, embezzlement, or illegal misconduct in connection with Employee's duties under this Agreement; (ii) the conviction of Employee by a court of proper jurisdiction of (or his or her written, voluntary and freely given confession to) a crime which constitutes a felony (other than a traffic violation) or an indictment that results in material injury to the Company's property, operation or reputation; (iii) the willful failure of Employee to comply with reasonable directions of the Company or any of the policies of the Company after (a) written notice is delivered to the Employee describing such willful failure and
                (b) Employee has failed to cure or take substantial steps to cure such willful failure after a reasonable time period as determined by the Company in its reasonable discretion (not to be less than 15 days) unless the Employee, after discussion with counsel, in good faith believes, that the directions of the Company (or its actions or inactions in response to the Employee's written notice) are illegal; (iv) willful misconduct or a material default by the Employee in the performance or observance of any promise or undertaking of Employee under this Agreement, which willful misconduct or default has continued for a period of ten (10) business days after written notice thereof from the Company to the Employee; or (v) Employee has, for any period of three (3) consecutive months (the "Period"), failed to generate at least $200,000 in new monthly recurring revenue for each month within the Period from all Company distribution channels, including without limitation subsidiaries, holding companies and joint ventures that the Company may develop.

        (b) Automatically, without the action of either party, upon the death of Employee ("Death").

        (c) By either party upon the Total Disability of the Employee. The Employee shall be considered to have a Total Disability for purposes of this Agreement if he or she is unable by reason of accident or illness to substantially perform his or her employment duties, and is expected to be in such condition for periods totaling six (6) months (whether or not consecutive) during any period of twelve (12) months. The determination of whether a Total Disability has occurred shall be determined by the Company, in good faith, at its sole discretion. Nothing herein shall limit the Employee's right to receive any payments to which Employee may be entitled under any disability or employee benefit plan of the Company or under any disability or insurance policy or plan. During a period of disability prior to termination hereunder, Employee shall continue to receive his or her full compensation (including base salary and bonus) and benefits, subject to offset to the extent of any disability insurance payments received by the Employee pursuant to any disability insurance policy maintained by or paid for by the Company.

        (d) By the Employee upon ten (10) business days notice to the Company for Good Reason, which notice shall state the reason for termination. For the purpose of this Agreement, "Good Reason" shall mean any "Change in Control" (as hereinafter defined) or any material failure by the Company to comply with the provisions of this Employment Agreement, including but not limited to, failure to timely pay any part of Employee's compensation (including salary or bonus) or provide the benefits contemplated herein, and which is not remedied by the Company within ten (10) business days after receipt by the Company of written notice thereof from Employee; provided, that if such default is of a nature that it cannot be reasonably cured within ten (10) day period (but is curable), then if the Company shall have commenced an attempt to cure such default within such ten
                (10) day period, the period to cure the default shall be extended until the earlier of the date which is forty-five (45) days after receipt of notice or the Company has failed to diligently continue its efforts in a reasonable manner to cure its default.

                For purposes hereof, the term "Change in Control" shall mean the occurrence of any of the following:

                (1) the Company: (a) consummates a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than fifty percent (50%) of the total voting power represented by the voting securities of the Company of such surviving entity outstanding immediately after such merger or consolidation; and (b) following such event, the successor entity fails to employ Employee as follows (hereinafter, the "Same Terms"): on substantially identical terms as are required per this Agreement for the remaining Employment Term, and the successor entity further continues to employ Employee in the same city and with job responsibilities of a level substantially equivalent to or greater than those presently in force and effect;

                (2) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of transactions) all or substantially all of the Company's assets is consummated, and following such event the successor entity (if any) fails to employ Employee on the Same Terms; or

                (3) Company consummates a plan of complete liquidation of the Company or an agreement for the sale or disposition (in one transaction or a series of transactions) by the Company of all or substantially all of the Company's assets, and following such event the successor entity (if any) fails to employ Employee on the Same Terms;

                provided, however, that a public offering of the stock of the Company irrespective of the amount of voting securities owned by present shareholders after such offering shall not be deemed to constitute a Change of Control; and provided further that if Employee agrees to be employed by a successor entity on the Same Terms and the successor entity fails to do so, a Change in Control shall be deemed to have occurred.

        (e) By the Employee without Good Reason, and therefore in breach of this Agreement.

        (f) By the Company other than for Cause, Death or Total Disability, in which event Employee's sole remedy and compensation as a result of such termination shall be as set forth in Section 2.4(c) below.

        2.3 Cessation of Rights and Obligations: Survival of Certain Provisions. On the date of expiration or earlier termination of the Employment Term for any reason, all of the respective rights, duties, obligation and covenants of the parties, as set forth herein, shall, except as specifically provided herein to the contrary, cease and become of no further force or effect as of the date of said termination, and shall only survive as expressly provided for herein.

        2.4 Cessation of Compensation. In lieu of any severance under any severance plan that the Company may then have in effect, and subject to (i) the receipt of a full and unconditional release from Employee and (ii) any amounts owed by the Employee to the Company under any contract, agreement or loan document entered into after the date hereof which relates solely to his or her employment with the Company (including, but not limited to, loans made by the Company to the

Employee), the Company shall pay to the Employee, and the Employee shall be entitled to receive, the following amounts within thirty (30) days of the date of a termination of his or her employment:

        (a) Voluntary Termination/Cause/Expiration of Term. Upon (i) Employee terminating his or her employment without Good Reason as provided in Section 2.2(e), (ii) the expiration of the Employment Term because the Employee or the Company elects to not extend the Employment Term, or (iii) a termination of the Employment Term for Cause by the Company as provided in Section 2.2(a), the Employee shall be entitled to receive his or her or her base salary (which shall include any of his or her unused vacation pay for the year of such termination) and expense reimbursements solely through the date of termination.

        (b) Death or Total Disability. Upon the termination of the Employment Term by reason of the Death or Total Disability of the Employee, the Employee (or, in the case of Death, his or her estate) shall be entitled to receive his or her base salary (which shall include any of his or her unused vacation pay for the year of such termination) and expense reimbursements solely through the date of termination.

        (c)     Involuntary. Upon the termination of the Employment Term:

                (1) by the Company for any reason other than Cause, Death or Total Disability, or

                (2)     by the Employee for Good Reason,

                the Employee shall be entitled to receive in a lump sum the balance of his or her base salary for the lesser of the remaining term of the Employment Term (exclusive of any renewals of the then existing term) or a period of four (4) months (the "Severance Term"), together with prorated vacation pay and expense reimbursement through the date of termination and the commissions, if any, payable pursuant to Item 3(g) of Exhibit 1 to Exhibit A to this Agreement. In addition, Employee shall be entitled to payment by the Company of the premiums for group health insurance coverage otherwise payable by Employee under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for the Severance Term. It shall be a condition to Employee's right to receive the payments described above that Employee shall be in compliance with all of the Employee's obligations which survive termination hereof, including without limitation those arising under Articles IV and V hereof. The payments described above are intended to be in lieu of all other payments to which Employee might otherwise be entitled in respect of termination of Employee's employment without Cause unless otherwise required by law or under other agreements between the parties. Notwithstanding anything to the contrary contained herein, to the extent Employee receives any direct or indirect compensation, consulting fees or health insurance from any Third Parties (as hereinafter defined) during the Severance Term or with respect to services performed during the Severance Term such compensation shall be credited dollar for dollar against the Severance Term payment obligations of Company under this Section 2.4(c).

        2.5 Business Expenses.

        (a) Reimbursement. The Company shall reimburse the Employee for all reasonable, ordinary, and necessary business expenses incurred by him or her in connection with the performance of his or her duties hereunder, including, but not limited to, ordinary and necessary travel expenses and entertainment expenses. The reimbursement of business expenses will be governed by the policies of the Company from time-to-time and the terms otherwise set forth herein.

        (b) Accounting. The Employee shall provide the Company with an accounting of his or her expenses, which accounting shall clearly reflect which expenses were incurred for proper business purposes in accordance with the policies adopted by the Company and as such are reimbursable by the Company. The Employee shall provide the Company with such other supporting documentation and other substantiation of reimbursable expenses as will conform to Internal Revenue Service or other requirements. All such reimbursements shall be payable by the Company to the Employee within a reasonable time after receipt by the Company of appropriate documentation therefor.

        2.6 Sole Compensation. Employee shall not be entitled to any other compensation from the Company than as set forth in Article II hereof as a result of termination of Employee's employment.


                                   ARTICLE III

                            COMPENSATION AND BENEFITS

        3.1 Compensation. During the Employment Term of this Agreement, the Company shall pay Employee such salary and bonus as set forth on Exhibit A.

        3.2 Payment. All compensation shall be payable in intervals in accordance with the general payroll payment practice of the Company. The compensation shall be subject to such withholdings and deductions by the Company as are required by law. On termination of the Employment Term, the Company shall be entitled to set off against any monies owing by the Company to Employee the amount of any monies owing from Employee to the Company.

        3.3 Other Benefits. Employee shall be entitled to participate in any retirement, pension, profit-sharing, stock option, health plan, insurance, disability income, incentive compensation and welfare or any other benefit plan or plans of the Company which may now or hereafter be in effect and for which the Employee is eligible. Notwithstanding the forgoing, the Company shall be under no obligation to institute or continue the existence of any such benefit plan.


                                   ARTICLE IV

           CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETE AGREEMENT

        4.1 Non-Disclosure of Confidential Information. Employee hereby acknowledges and agrees that the duties and services to be performed by Employee under this Agreement are special and unique and that as of a result of the employment hereunder, Employee will acquire, develop and use information of a special and unique nature and value that is not generally known to the public or to the Company's industry, including but not limited to, certain records, phone locations, documentation, software programs, price lists, contract prices for purchase and sale of telephone access and telephone services, customer lists, prospect lists, pricing on business proposals to new and existing customers, network configuration, supplier pricing, equipment configurations, business plans, ledgers and general information, employee records, mailing lists, accounts receivable and payable ledgers, financial and other records of the Company or its Affiliates, and other similar matters (all such information being hereinafter referred to as "CONFIDENTIAL INFORMATION"). Employee further acknowledges and agrees that the Confidential Information is of great value to the Company and its Affiliates and that the restrictions and agreements contained in this Agreement are reasonably necessary to protect the Confidential Information and the goodwill of the Company. Accordingly, Employee hereby agrees that:

        (a) Employee will not, while employed by the Company or at any time thereafter, directly or indirectly, except in connection with Employee's performance of the duties under this Agreement, or as otherwise authorized in writing by the Company for the benefit of the Company, divulge to any person, firm, corporation, limited liability company, or organization, other than the Company (hereinafter referred to as "THIRD PARTIES"), or use or cause or authorize any Third Parties to use, the Confidential Information, except as required by law; and

        (b) Upon the termination of Employee's employment for any reason whatsoever, Employee shall deliver or cause to be delivered to the Company any and all Confidential Information or documents containing Confidential Information, including notes, drawings, notebooks, notes, records, keys, data and other documents and materials belonging to the Company or its affiliates which is in his or her possession or under his or her control relating to the Company or its affiliates, regardless of the medium upon which it is stored, and will deliver to the Company upon such termination of employment any other property of the Company or its Affiliates which is in his or her possession or control.

        4.2 Non-Solicitation Covenant. Employee hereby covenants and agrees that while employed by the Company and for a period of one (1) year following the termination of Employee's employment with the Company for any reason, Employee shall not (i) directly or indirectly, contact, solicit, interfere with, or endeavor to entice away from the Company or its Affiliates any person, firm, corporation, limited liability company or other entity that was a customer of the Company at any time while Employee was an employee of the Company or its Affiliates or who is a "prospective customer"of the Company, or (ii) induce, attempt to induce or hire any employee (or any person who was an employee during the year preceding the date of any solicitation) of the Company or its Affiliates to leave the employ of the Company or its Affiliates, or in any way interfere with the relationship between any such employee and the Company or its Affiliates. For purposes hereof, "prospective customer" shall mean any person or entity which has been solicited for business by Employee or any officer or other employee of the Company during the one year period preceding the date of termination of Employee's employment with the Company, or if Employee is still employed by the Company within the one year period preceding the event in question.

        4.3 Non-Competition Covenant. Employee acknowledges that the covenants set forth in this Section 4.3 are reasonable in scope and essential to the preservation of the Business of the Company (as defined herein). Employee also acknowledges that the enforcement of the covenant set forth in this Section 4.3 will not preclude Employee from being gainfully employed in such manner and to the extent as to provide a standard of living for himself, the members of his family and the others dependent upon him of at least the level to which he and they have become accustomed and may expect. In addition, Employee acknowledges that the Company has obtained an advantage over its competitors as a result of its name, location and reputation that is characterized by near permanent relationships with vendors, customers, principals and other contacts which it has developed at great expense. Furthermore, Employee acknowledges that competition by him following the termination or expiration of his employment would impair the operation of the Company beyond that which would arise from the competition of an unrelated third party with similar skills. Employee hereby agrees that he shall not, during his employment and for a period of one (1) year after the end of his employment, directly or indirectly, engage in or become directly or indirectly interested in any proprietorship, partnership, firm, trust, company, limited liability company or other entity, other than the Company (whether as owner, partner, trustee, beneficiary, stockholder, member, officer, director, employee, independent contractor, agent, servant, consultant, lessor, lessee or otherwise) that competes with the Company in the Business of the Company in the Restricted Territory (as defined herein), other than an interest in a company listed on a recognized stock exchange in an amount which does not exceed five percent (5%) of the outstanding stock of such corporation. For purposes of this Agreement, (i) the term "BUSINESS OF THE COMPANY" shall include all business activities and ventures related to providing high speed bandwidth telecommunications services in which the Company is engaged, plans to engage in the next twelve months or has engaged in the prior twelve months, as determined at any time during the employment of the Employee; and (ii) the term "RESTRICTED TERRITORY" means the geographical area consisting of the State of Illinois.

        4.4 Remedies.

        (a) Injunctive Relief. Employee expressly acknowledges and agrees that the Business of the Company is highly competitive and that a violation of any of the provisions of Sections 4.1, 4.2 or 4.3 would cause immediate and irreparable harm, loss and damage to the Company not adequately compensable by a monetary award. Employee further acknowledges and agrees that the time periods and territorial areas provided for herein are the minimum necessary to adequately protect the Business of the Company, the enjoyment of the Confidential Information and the goodwill of the Company. Without limiting any of the other remedies available to the Company at law or in equity, or the Company's right or ability to collect money damages, Employee agrees that any actual or threatened violation of any of the provisions of Sections 4.1, 4.2 or 4.3 may be immediately restrained or enjoined by any court of competent jurisdiction, and that a temporary restraining order or emergency, preliminary or final injunction may be issued in any court of competent jurisdiction, without notice and without bond.

        (b) Enforcement. It is the desire of the parties that the provisions of Sections 4.1, 4.2 and 4.3 be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, if any particular portion of Sections 4.1, 4.2 or 4.3 shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any party or circumstance shall be adjudicated to be prohibited by or invalidated by such laws or public policies, such section or sections shall be (i) deemed amended to delete therefrom such portions so adjudicated or (ii) modified as determined appropriate by such a court, such deletions or modifications to apply only with respect to the operation of such section or sections in the particular jurisdictions so adjudicating on the parties and under the circumstances as to which so adjudicated.

        4.5 Company. All references to the Company in this Article IV shall include "Affiliates" of the Company, as that term is construed under Rule 405 of the Securities Act of 1933, as amended.

        4.6 Consideration. The undertakings of Employee pursuant to Section 4.1,
4.2 and 4.3 hereof are given to the Company in consideration for the payments, if any, to be made pursuant to Section 2.4 hereof and the grant of the stock options referenced on Exhibit A.


                                    ARTICLE V
                       ASSIGNMENT OF INTELLECTUAL PROPERTY

        5.1 If Employee, during the course of his or her employment with the Company, creates or discovers any patentable or potentially patentable invention or design, within the meaning of Title 35 of the United States Code, any utility or design patent that may be derived from any such invention or design created or discovered by Employee during the course of his or her employment with the Company shall be assigned to the Company. Employee agrees to fully cooperate with the Company in obtaining any such patents, and Employee further agrees to execute any and all documents the Company may deem necessary to obtain such patent or to document such assignment to the Company. Employee hereby designates the Company as his/her attorney-in-fact to execute any such documents relating to any such patent or assignment thereof to the Company;

        5.2 Employee agrees that any original work of authorship fixed in a tangible medium of expression, including but not limited to literary works; computer programs, software or other associated intangible property; network configuration; musical works, including any accompanying words; dramatic works, including any accompanying music; pantomimes and choreographic works; pictorial, graphic and sculptural works; motion pictures and other audiovisual works; sound recordings; and architectural works, within the meaning of Title 17 of the United States Code, created during the course of his or her employment with the Company shall be a "work for hire" within the meaning of Section 201(b) of the Copyright Act, 17 U.S.C. Section 201(b), and that all ownership rights comprised in the copyright shall vest exclusively in the Company. Employee agrees to fully cooperate with the Company in obtaining registration of any such copyright, except that the Company will be responsible for any and all fees and costs associated with obtaining any such copyright registration;

        5.3 If Employee, during the course of his/her employment with the Company, discovers, invents, or produces, without limitation, any information, computer programs, software or other associated intangible property; network configuration, formulae, product, device, system, technique, drawing, program or process which is a "trade secret" as defined in his/her Employment Agreement or within the meaning of the Illinois Trade Secret Act (irrespective of where Employee is employed), such information, formulae, product, device, system, technique, drawing, program or process shall be assigned to the Company. Employee agrees to fully cooperate with the Company in protecting the value and secrecy of any such trade secret, and further agrees to execute any and all documents the Company deems necessary to document any such assignment to the Company. Employee appoints the Company as his/her attorney-in-fact to execute any documents the Company may deem necessary that relates to any such trade secret or assignment thereof to the Company;

                                   ARTICLE VI

                                  MISCELLANEOUS

        6.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given, delivered and received
(a) when delivered, if delivered personally, (b) four days after mailing, when sent by registered or certified mail, return receipt requested and postage prepaid, (c) one business day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service, and (d) on the date of delivery if delivered by telecopy, receipt confirmed, provided that a confirmation copy is sent on the next business day by first class mail, postage prepaid, in each case addressed as follows:

To Employee at his or her home address as set forth on the books and records of the Company.

        To Company at:       Universal Access, Inc.
                             100 North Riverside Drive - Suite 2200 (1)
                             Chicago, Illinois 60606
                             Attn.: President
                             Ph: 312-660-5000
                             Fax: 312-660-5050

        With a copy to:      Shefsky & Froelich Ltd.
                             444 North Michigan Avenue
                             Suite 2500
                             Chicago, IL  60611
                             Attn.: Mitchell D. Goldsmith
                             Ph:    (312) 836-4006
                             Fax:   (312) 527-5921

(1) After December 20, 1998; prior to such date, at 1021 W. Adams, Chicago, Illinois 60606 (312-491-1700).

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

        6.2 Entire Agreement; Amendments, Etc. This Agreement contains the entire agreement and understanding of the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Except as provided in Section 4.4(b), no modification, amendment, waiver or alteration of this Agreement or any provision or term hereof shall in any event be effective unless the same shall be in writing, executed by both parties hereto, and any waiver so given shall be effective only in the specific instance and for the specific purpose for which given.

        6.3 Benefit. This Agreement shall be binding upon, and inure to the benefit of, and shall be enforceable by, the heirs, successors, legal representatives and permitted assignees of Employee and the successors, assignees and transferees of the Company. This Agreement or any right or interest hereunder may not be assigned by Employee without the prior written consent of the Company. No implication shall be drawn in favor or against either party based upon the role of such party's counsel in the drafting of this Agreement.

        6.4 No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder or pursuant hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or pursuant thereto.

        6.5 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but, if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any part of any covenant or other provision in this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that the court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

        6.6 Compliance and Headings. Time is of the essence of this Agreement. The headings in this Agreement are intended to be for convenience and reference only, and shall not define or limit the scope, extent or intent or otherwise affect the meaning of any portion hereof.

        6.7 Governing Law. The parties agree that this Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of Illinois, and the parties agree that any suit, action or proceeding with respect to this Agreement shall be brought in the courts of Cook County in the State of Illinois or in the U.S. District Court for the Northern District of Illinois. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue permitted by statute, will be Cook County, Illinois. The parties hereby waive their right to trial by jury on any such action.

        6.8 Counterparts. This Agreement may be executed in one or more counterparts, whether by original, photocopy or facsimile, each of which will be deemed an original and all of which together will constitute one and the same instrument.

        6.9 Recitals. The Recitals set forth above are hereby incorporated in and made a part of this Agreement by this reference.

        6.10 Arbitration. Except as expressly contemplated by Article IV, any dispute arising between the parties pursuant to this Agreement shall be submitted to binding arbitration. Any arbitration proceeding involving any provision hereof will be conducted in Chicago, Illinois. Except as otherwise provided in this Agreement, all arbitration proceedings will be conducted in accordance with the then current National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA"). One arbitrator shall conduct the proceedings, and shall be elected in accordance with the procedures of the AAA. The arbitrator shall allow such discovery as the arbitrator determines appropriate under the circumstances. The arbitrator shall determine which party, if either, prevailed and shall award the prevailing party its costs. Each party shall bear his, her or its respective legal fees. The award and decision of the arbitrator shall be conclusive and binding on all parties to this Agreement and judgment on the award may be entered in any court of competent jurisdiction. The parties acknowledge and agree that any arbitration award may be enforced against either or both of them in a court of competent jurisdiction and each waives any right to contest the validity or enforceability of such award. The parties further agree to be bound by the provisions of any statute of limitations which would be applicable in a court of law to the controversy or claim which is the subject of any arbitration proceeding initiated under this Agreement. The parties further agree that they are entitled in any arbitration proceeding to the entry of an order, by a court of competent jurisdiction pursuant to an opinion of the arbitrator, for specific performance of any of the requirements of this Agreement. The parties further agree that the arbitrator shall provide a statement of reasons explaining the basis of the decision rendered.

        6.11 Survival. Notwithstanding anything to the contrary contained herein, the terms of Articles III, IV, V and VI hereof shall survive any termination of this Agreement and remain in full force and effect thereafter.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered as of the day and year first above written.

                                             UNIVERSAL ACCESS, INC.


                                             By: /s/ PATRICK SHUTT
                                                 ------------------------------
                                             Name: Patrick Shutt
                                             Title: President and CEO


                                             EMPLOYEE:


                                             /s/ MARK DICKEY
                                             ----------------------------------
                                             MARK DICKEY

               EXHIBIT A - ECONOMIC TERMS OF EMPLOYMENT AGREEMENT
                       UNIVERSAL ACCESS, INC./MARK DICKEY


A.      Compensation.

        1. During the Employment Term, the Company shall pay Employee such salary and benefits as shall be agreed upon each year between Employee and the Company. For the Initial Term, the Company shall pay Employee a base salary of $120,000 (One Hundred Twenty Thousand Dollars) per year. Thereafter, the Company shall review the Employee's base salary annually.

        2. Bonus. The Company may, at the Company's sole discretion, in addition to Employee's base salary, pay Employee an annual bonus with respect to each calendar year in the Employment Term.

        3. Other Benefits. Employee shall be entitled to participate in any retirement, pension, profit-sharing, stock option, health plan, insurance, disability income, incentive compensation, vacation and welfare or any other benefit plan or plans of the Company which may now or hereafter be in effect and for which he or she is eligible.

        4. Vacation. Employee shall be entitled to up to three (3) weeks of paid vacation in each calendar year during the Employment Term, provided, however, that the Employee's 1999 calendar year vacation shall be prorated for the portion of the calendar year remaining after the date hereof; Employee shall be entitled to carry forward from one calendar year during the Employment Term to the next calendar year up to one additional week's vacation, to the extent it was accrued and not taken in the previous year (i.e. not more than 3 week's total vacation can be taken in any year).

        5. Stock Options. Employee shall be entitled to options to purchase up to 75,000 shares of the Company's common stock at $0.01 per share in accordance with the Company's stock option plan, as further specified in the form of stock option agreement between Employee and the Company.

                            EXHIBIT 1 TO EXHIBIT A TO
                              EMPLOYMENT AGREEMENT
                       UNIVERSAL ACCESS, INC./MARK DICKEY

1.      EXPECTATIONS:

        (a) The target market for Employee will be Internet Service Providers, Telephone Companies and Content providers requiring local and long haul private line services, DS-1 and higher. Acquiring these customers should be done in harmony with Company's "one to many" sales strategy. An "Anchor Tenant" is defined as a company that will order high volumes of private line network services on an ongoing basis for the connection of their network to end users;

        (b) Employee will be responsible for generating $200,000 in new monthly recurring revenue ("MRR") per month from all the Company's distribution channels, including but not limited to subsidiaries, holding companies and joint venture revenues that Company may develop;

        (c) A weekly update of all sales activity should be provided in all staff meetings;

        (d) Weekly paperwork as required by Company will be submitted upon request, but usually by noon of the last day of the work week;

        (e) Month end paperwork will be submitted in an accurate fashion on the second day of the new month for the subsequent month. This paperwork will include an accurate 30, 60 and 90 day forecast;

        (f) All pricing will be quoted in an ethical and approved manner to Company standard practices;

        (g) Employee will be responsible for the timely turnaround of quote request by all clients;

        (h) The margin made on circuits is the sole responsibility of Employee within the guidelines established by Company;

        (i) The development of all marketing collateral, brochures, advertising and branding programs should be developed in conjunction with the Company's executive team.

2.      SALES PROCESS:

        (a) Employee is responsible for the timely turnaround of quote requests by all current and prospective customers (collectively, "Customers");

        (b) Quick quotes are to be returned within 24 hours and competitive quotes are to be returned to Customers within 72 hours;

        (c) Mark up of circuits is the sole responsibility of Employee within the guidelines established by Company; variation from guidelines requires approval by the President, Chief Operating Officer, Chief Financial Officer or Executive Vice President of the Company;

        (d) Customers will be solicited by Employee via telephone calls, direct prospecting and trade shows or other methods as appropriate;

        (e) Accurate and complete order information should be submitted to the provisioning department for contract completion;

        (f) Employee is responsible for delivering and explaining the first Company invoice in person or on the phone to new Customers;

        (g) All quote requests received from Customers will be directed to the Company's web page for timely response and tracking purposes.

3.      COMMISSIONS:

        (a) An order will be deemed an order when all necessary paperwork is complete, including: Master Service Agreement or Service Supplement, Feature Sheet, Credit Application and such other documents required by Company from time-to-time;

        (b) Orders will be considered orders after Customer passes credit requirements;

        (c) Company will accept all orders by counter signing and commissions will be paid after Customer pays first invoice;

        (d) Company will use good faith efforts to bill all Customers by the 8th of every month;

        (e) Commissions will be paid as a percentage of gross margins on all Company sales. Margin is calculated by subtracting the Company's buy price from the Company's invoice price to the Customer. The difference will be considered gross margin for commission purposes;

        (f) Employee will be paid 21% of all gross commissions paid to all Company sales channels for the first year of each order generated by Employee. This includes all subsidiaries and agents that are secured by the Company;

4.      ADDITIONAL QUALIFIERS:

        (a) All commissions will be paid on the 15th day of the month immediately following the end of the quarter;

        (b) Employee's compensation plan per this Schedule 1 to Exhibit A is effective as of January 1, 1999 and will remain in effect until changed in writing by Company in its sole discretion;

        (c) In the event of a change in the Plan all future commissions will be calculated in accordance with the Plan as amended and paid in a lump sum commission payment;

        (d) In the event of the purchase of the Company by an independent third party or the merger of the Company into an entity where the Company does not survive such merger, or the termination of employment without cause, all commissions will be calculated and paid within two weeks of the event date. Such commissions will be calculated and include all contracted services to date, and anniversary annuity payments for the life of all Company contracts then in place.

5.      BONUS STRUCTURE:

        (a) A first quarter bonus is available for February, March and April of 1999. If $336,000 in new monthly recurring revenue is sold (i.e., $1,008,000 in aggregate new monthly recurring revenue for all three months combined) an additional grant of 75,000 shares of Company common stock will be granted pursuant to the Company's stock option plan containing substantially the same terms and conditions as Employee's original grant, except that the strike price will be equal to the fair market value per share of the common stock as of the grant date. Additionally if this objective is hit a $20,000 bonus will be paid at the end of 1999.

        (b) Each year that the Company hits its revenue objectives as set by the Company in its sole discretion, provided Employee is still employed by the Company, an additional stock option may be granted by the Company in is sole discretion, pursuant to the Company's stock option plan.